                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13d-1(b) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)

                             (Amendment No. 3) (1)


                        WellPoint Health Networks Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   94973H108
--------------------------------------------------------------------------------
                                (CUSIP Number)







                        (Continued on following pages)
                               Page 1 of 4 Pages


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP No. 94973H108               13G                    Page 2 of 4 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    Name of Reporting Persons
      S.S. or I.R.S. Identification No. of above persons

      California HealthCare Foundation, I.R.S. ID No. 95-4523231
------------------------------------------------------------------------------
 2    Check the appropriate box if a member of a Group*
                                                                (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    Citizenship or place of organization

      State of California
------------------------------------------------------------------------------
 Number of Shares    5    Sole Voting Power

                          14,021,617
                   -----------------------------------------------------------
Beneficially Owned   6    Shared Voting Power

                          Not applicable.
                   -----------------------------------------------------------
By Each Reporting    7    Sole Dispositive Power

                          17,910,000
                   -----------------------------------------------------------
   Person With       8    Shared Dispositive Power

                          Not applicable.
------------------------------------------------------------------------------
 9    Aggregate Amount Beneficially Owned by Each Reporting Person

      17,910,000
------------------------------------------------------------------------------
10    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

                                                                    [_]
      Not applicable.
------------------------------------------------------------------------------
11    Percent of Class Represented by Amount in Row (9)

      26.75%
------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO
------------------------------------------------------------------------------

                     *See Instructions Before Filling Out

Item 2(b).  Address of Principal Business Office, or, if none, Residence:

     The principal business office of California HealthCare Foundation is located at 476 9/th/ Street, Oakland, California 94607.

Item 4.  Ownership:

     (a) Amount Beneficially Owned:  17,910,000

     (b) Percent of Class:  26.75%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:
               14,021,617

         (ii)  shared power to vote or to direct the vote:
               Not applicable.

         (iii) sole power to dispose or to direct the disposition of:
               17,910,000

         (iv)  shared power to dispose or to direct the disposition of:
               Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated this 11/th/ day of February, 1999.



                    By:         /s/  Dr. Mark Smith
                         -----------------------------------
                           Name:    Dr. Mark Smith
                           Title:   President and
                                    Chief Executive Officer

                               Page 4 of 4 Pages